Grant Park Fund Weekly Commentary

For the Week Ended February 18, 2011

Current Month Performance* (Subject to verification) Risk Metrics* (Mar 2006 - Feb 2011)

Class	Week ROR	MTD Feb 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	1.4%	2.3%	1.7%	14.7%	1.0%	7.3%	6.3%	7.3%	12.6%	-16.5%	0.6%	1.0%
B**	1.4%	2.2%	1.6%	14.0%	0.2%	6.5%	N/A	6.5%	12.6%	-17.1%	0.6%	0.9%
Legacy 1***	1.3%	2.2%	1.9%	16.2%	N/A	N/A	N/A	2.3%	10.9%	-10.9%	0.3%	0.3%
Legacy 2***	1.3%	2.2%	1.9%	15.8%	N/A	N/A	N/A	2.0%	10.8%	-11.1%	0.2%	0.3%
Global 1***	1.1%	1.8%	1.1%	12.0%	N/A	N/A	N/A	-0.3%	10.3%	-13.3%	0.0%	0.0%
Global 2***	1.1%	1.8%	1.0%	11.6%	N/A	N/A	N/A	-0.6%	10.3%	-13.5%	0.0%	-0.1%
Global 3***	1.1%	1.7%	0.8%	9.6%	N/A	N/A	N/A	-2.5%	10.3%	-14.6%	-0.2%	-0.3%

S&P 500 Total Return Index****	1.1%	4.6%	7.1%	24.0%	2.6%	3.1%	2.7%	3.1%	17.9%	-51.0%	0.3%	0.2%
Barclays Capital U.S. Long Gov Index****	0.4%	-1.6%	-3.6%	2.5%	3.4%	5.0%	6.1%	5.0%	11.3%	-12.6	0.5%	0.7%

* Performance metrics are calculated using February 2011 month-to-date performance estimates.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
Commodities	18%	Long	Corn	4.1%	Long	12%	Long	Corn	3.0%	Long
			Cotton	2.0%	Long			Wheat	1.5%	Long
Currencies	29%	Short $	Australian Dollars	2.7%	Long	37%	Short $	Australian Dollars	3.7%	Long
			FX US/AS$	2.4%	Long			Euro	3.3%	Long
Energy	14%	Long	Natural Gas	4.0%	Short	14%	Short	Natural Gas	5.7%	Short
			Gasoline Blendstock	2.6%	Long			Brent Crude Oil	2.2%	Long
Equities	13%	Long	Dax Index	1.9%	Long	14%	Long	Dax Index	2.0%	Long
			S&P 500	1.4%	Long			Eurostoxx Index	1.8%	Long
Fixed Income	10%	Short	Euribor	1.4%	Short	9%	Short	Schatz	1.6%	Short
			Bunds	1.2%	Short			Bobl	1.2%	Short
Metals	16%	Long	Gold	3.8%	Long	14%	Long	Gold	4.0%	Long
			Nickel	2.8%	Long			Nickel	1.9%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Commodities	Prices for U.S. cattle and lean hog futures continued to rise due to shrinking herds and the largest increase in pork demand by China since 1982.
Currencies	The U.S. dollar index declined slightly while the Swiss franc, euro, and British pound gained. Continuing instability in the Middle East added to uncertainty in many global markets.
Energy	Crude oil prices climbed on reports of escalating violence in Libya. Natural gas declined slightly due to continued warmer-than-average weather patterns.
Equities	Globally, equity markets posted moderate gains, led by the Nikkei and Hang Seng indices.
Fixed Income	Fixed income markets rose slightly.
Metals	Precious metals continued to rally following escalating domestic violence in Libya.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.